Company Contact:      Richard Olicker
                                                 President
                                                 Arvind Dharia
                                                 Chief Financial Officer
                                                 Steven Madden, Ltd.
                                                 (718) 446-1800

                           Investor Relations:   Shannon Froehlich/Cara O'Brien/
                                                 Priya Akhoury
                                                 Press:  Laura Novak
                                                 Morgen-Walke Associates
                                                 (212) 850-5600


FOR IMMEDIATE RELEASE


               STEVEN MADDEN, LTD. ADOPTS STOCKHOLDER RIGHTS PLAN

         LONG ISLAND CITY, N.Y., November 16, 2001 - Steven Madden, Ltd. (NASDAQ: SHOO), a leading designer, wholesaler and marketer of fashion footwear for women, men, and children, today announced that its Board of Directors adopted a Stockholder Rights Plan. The Rights Plan provides for the distribution of one preferred stock purchase right for each outstanding share of Common Stock held by stockholders of record on November 26, 2001. The Rights Plan was not adopted in response to any specific effort to acquire control of the Company. The rights may be redeemed by the Board of Directors for $0.01 per Right and will otherwise expire on November 14, 2011.

         The Rights Plan includes a three-year independent director evaluation ("TIDE") provision. Under this provision, a committee of the Company's independent directors will review the Rights Plan at least every three years. If a majority of the independent directors deem it appropriate, they may recommend to the Board a modification or termination of the Rights Plan.

         Steven Madden, Ltd. designs and markets fashion-forward footwear for women, men and children. The shoes are sold through Steve Madden Retail Stores, Department Stores, Apparel and Footwear Specialty Stores, and on-line at www.stevemadden.com, www.stevies.com, and www.stevemaddenmens.com. The Company has several licenses for the Steve Madden & Stevies brands -- including outerwear, leather sportswear, eyewear, hosiery, watches, handbags, and belts -- owns and operates two retail stores under its David Aaron brand, and is the licensee for l.e.i. Footwear.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.


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